Exhibit 99.B.14

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Representations and Warranties” in sections 4.1(i) and 4.2(g) of Appendix A: Form of Agreement and Plan of Reorganization in the Proxy Statement/Prospectus and to the incorporation by reference of our report, dated February 11, 2008, of the Hartford Global Financial Services HLS Fund, Hartford Global Technology HLS Fund, and Hartford Global Communications HLS Fund as included in the Annual Reports to Shareholders for the year ended December 31, 2007, in this Registration Statement for the Hartford Series Fund, Inc. on Form N-14.

We also consent to the references to our firm under the captions “Disclosure of Portfolio Holdings”, “Independent Registered Public Accounting Firm”, and “Financial Statements” and to the incorporation by reference of our report, dated February 11, 2008, of the Hartford Series Fund, Inc. included in the December 31, 2007 Annual Report to Shareholders included in the Statement of Additional Information, dated May 1, 2008, of Hartford Series Fund, Inc. of which Statement of Additional Information is incorporated by reference in this Registration Statement for the Hartford Series Fund, Inc. on Form N-14.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
May 13, 2008